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                                                                   EXHIBIT 23.01

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

To the Board of Directors and Shareholders of Insync Systems, Inc.

  We consent to the use in this Registration Statement of Insync Systems, Inc. on Form S-1 of our reports dated September 16, 1997 (September 29, 1997 as to
Note 13) and October 20, 1995 (January 2, 1996 as to Note 9) relating to the financial statements of Insync Systems, Inc. and Pullbrite, Inc., respectively, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

  Our audits of the financial statements of Insync Systems, Inc. referred to in our aforementioned report also include the financial statement schedule of Insync Systems, Inc., listed in Item 16.(b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

San Jose, California
September 29, 1997